SENTRY                                       NEWS RELEASE


FOR IMMEDIATE RELEASE                          CONTACT: Thomas A. Nicolette
                                                        President & CEO
                                                        (516) 232-2100



          SENTRY TECHNOLOGY CORPORATION ADOPTS SHAREHOLDERS RIGHTS PLAN



     July 13, 1999, Hauppauge, New York - Sentry Technology Corporation (AMEX-SKV) announced today that its Board of Directors adopted a Shareholders Rights Plan. The Rights Plan is not intended to prevent the acquisition of Sentry, but it is designed to deter coercive takeover tactics and to prevent a potential acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The plan was not adopted in response to any offer to acquire control of the Company and the Board is not aware of any such effort. A right to purchase shares of a new series of preferred stock will be distributed as a dividend at the rate of one Right for each share of common stock, par value $0.001, of the Company held by stockholders of record as of the close of business on July 23, 1999. The Rights will expire on July 23, 2009, unless earlier redeemed by the Company.

     Each Right will entitle stockholders to buy one one-hundredth (1/100) of a share of the Company's new Series B Junior Participating Preferred Stock at an initial exercise price of $5.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's outstanding common stock or commences a tender or exchange offer for 15% or more of the common stock.

     Sentry will generally be entitled to redeem the Rights at $.01 per right at any time until ten days (subject to extension) following a public announcement that a 15% position has been acquired.

     Details of the Shareholders Rights Plan are outlined in a letter which will be mailed to all shareholders.

     Sentry Technology Corporation was formed on February 12, 1997 through the merger of Knogo North America Inc. and Video Sentry Corporation. Through its subsidiaries, Sentry designs, manufactures, sells, installs and services a complete line of electronic article surveillance (EAS) and closed circuit television (CCTV) surveillance systems, including its patented traveling Sentry Vision(R). The Company's products are used by retailers to deter shoplifting and employee theft, and by commercial, manufacturing and governmental customers to protect people and assets.

     Sentry Technology Corporation's web site is located at www.sentrytechnology.com.